UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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X-RITE, INCORPORATED

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E-mail from Thomas J. Vacchiano, Chief Executive Officer, to the employees of X-Rite Incorporated:

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From: Thomas Vacchiano

Subject: Press Release

Dear Colleagues,

Today we announced a set of transactions which we believe strengthen our capital structure and provide greater financial security for X-Rite in these uncertain economic times. Fundamentally we have replaced $41.6 million of second lien debt with nonconvertible preferred stock. This exchange provides certain benefits to X-Rite including a more comfortable performance cushion when compared to our lender covenants. Please read the attached press release for further details.

This action does not reduce the continuing efforts we all need to make in X-Rite to deliver exceptional value to our customers and markets, which will ultimately lead to greater sales and profit growth.

Thank you for your ongoing support.

Tom

The Company will file a proxy statement and other relevant documents concerning the proposed transaction with the SEC. Investors and security holders are urged to read the proxy statement when it becomes available because it will contain important information about the transaction. Investors and security holders will have access to free copies of the proxy statement (when available) and other documents filed by X-Rite, Incorporated with the SEC through the SEC’s web site at www.sec.gov. In addition, the proxy statement and related materials (when available) may also be obtained free of charge from X-Rite, Incorporated by directing such requests to X-Rite, Incorporated, Attention: Bradley J. Freiburger, Interim Chief Financial Officer, 4300 44th Street S.E., Grand Rapids, Michigan 49512, Telephone: (616) 803-2143.

The Company and its directors, executive officers, certain members of management and employees may be soliciting proxies from stockholders of X-Rite, Incorporated in favor of the proposed transaction. Information concerning the participants in the proxy solicitation will be set forth in the proxy statement when it is filed with the SEC.

Thomas J. Vacchiano Jr.

President and CEO

X-Rite Incorporated

4300 44th Street SE

Grand Rapids, MI 49512 USA

Bradley J. Freiburger, Interim CFO

(616) 803-2143

bfreiburger@xrite.com

For Immediate Release

X-Rite Announces Debt for Preferred Stock Exchange

$41.6 million reduction of second lien debt yields improved capital structure

GRAND RAPIDS, Mich., Aug. 20, 2009—X-Rite, Incorporated (NASDAQ:XRIT) announces that, on August 18, 2009, it entered into a series of transactions whereby X-Rite issued preferred stock and warrants to purchase common stock to existing shareholders OEPX, LLC, Sagard Capital Partners, L.P., and Tinicum Capital Partners II, L.P., in exchange for the cancellation of $41.6 million of second-lien loans. The existing shareholders had, contemporaneously with the exchange transactions, acquired the second-lien loans from one of the second lien lenders. The exchange transactions result in the reduction of the principal amount of the Company’s first and second lien debt by $41.6 million to $195.1 million.

Bradley J. Freiburger, Interim Chief Financial Officer for X-Rite, commented “While we are making significant progress with our profit improvement actions, the announced transactions create the potential for incremental cash flow going forward due to reduced cash interest requirements, and provide an enhanced cushion with respect to our financial covenants.”

Key terms of the deal include the issuance of nonconvertible preferred stock, with an aggregate liquidation preference of $41.6 million, and warrants to purchase common stock, to affiliates of One Equity Partners, Sagard and Tinicum. Dividends on the nonconvertible preferred stock will accrue at 14.375% per annum and may be paid “in kind” through the issuance of additional shares of nonconvertible preferred stock, or in cash, at X-Rite’s option. The Company may redeem the preferred shares anytime after February 18, 2010 and before January 24, 2014. As a part of the transactions, X-Rite also issued warrants to acquire 7.5 million shares of common stock, which will be exercisable upon receipt of shareholder approval. The warrants have an exercise price of $0.01 per share with a 10 year term.

In closing, Thomas J. Vacchiano Jr., X-Rite’s Chief Executive Officer, said “We are pleased that X-Rite could further strengthen its capital structure given the lack of clarity around the timing and breadth of a market recovery. This action is expected to benefit all stakeholders of X-Rite.”

Vacchiano went on to say, “The Company will continue to increase its attention on improving the performance of the core business and executing the profit improvement plans announced earlier this year.”

RBC Capital Markets acted as an independent financial advisor to X-Rite with regard to the exchange transactions. The Company will hold a special meeting of shareholders to obtain the approval necessary to permit One Equity Partners, Sagard and Tinicum to exercise their respective warrants.

About X-Rite

X-Rite is the global leader in color science and technology. The Company, which now includes color industry leader Pantone, Inc., develops, manufactures, markets and supports innovative color solutions through measurement systems, software, color standards and services. X-Rite’s expertise in inspiring, selecting, measuring, formulating, communicating and matching color helps users get color right the first time and every time, which translates to better quality and reduced costs. X-Rite serves a range of industries, including printing, packaging, photography, graphic design, video, automotive, paints, plastics, textiles, dental and medical. For further information, please visit www.xrite.com.

Forward-Looking Statements and Disclaimer

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements, due to a variety of factors, some of which may be beyond the control of the Company. Factors that could cause such differences include the Company’s ability to generate and sustain increased sales, improve operations and realize cost savings, competitive and general economic conditions, ability to access into new markets, acceptance of the Company’s products and other risks described in the Company’s filings with the US Securities & Exchange Commission (“SEC”). The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or for any other reason.

Additional Information

The Company will file a proxy statement and other relevant documents concerning the proposed transaction with the SEC. Investors and security holders are urged to read the proxy statement when it becomes available because it will contain important information about the proposal to authorize the exercise of the warrants. Investors and security holders will have access to free copies of the proxy statement (when available) and other documents filed by X-Rite, Incorporated with the SEC through the SEC’s web site at www.sec.gov. In addition, the proxy statement and related materials (when available) may also be obtained free of charge from the Company by directing such requests to X-Rite, Incorporated, Attention: Bradley J. Freiburger, Interim Chief Financial Officer, 4300 44th Street S.E., Grand Rapids, Michigan 49512, Telephone: (616) 803-2143.

The Company and its directors, executive officers, certain members of management and employees may be soliciting proxies from stockholders of the Company in favor of the proposed transaction. Information concerning the participants in the proxy solicitation will be set forth in the proxy statement when it is filed with the SEC.

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